As filed with the Securities and Exchange Commission on November 12, 2014

Registration No. 333-195832

333-158785

333-140741

333-132247

333-113025

333-85584

333-59214

333-28337

333-03670

33-94006

33-89222

33-74148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

XRS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1641815
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

965 Prairie Center Drive

Eden Prairie, Minnesota, 55344

(952) 707-5600

(Address of Principal Executive Offices) (Zip Code)

XRS Corporation 2007 Long-Term Incentive and Stock Option Plan

Xata Corporation 2007 Long-Term Incentive and Stock Option Plan

Xata 2007 Long-Term Incentive and Stock Option Plan

Employee Stock Awards

Employee Non-Qualified Stock Options

Xata 2002 Long Term Incentive and Stock Option Plan

Directors Warrants

Xata 2001 Interim Incentive and Stock Option Plan

Xata 1991 Long-Term Incentive and Stock Option Plan

(Full titles of the plans)

Jordan Copland

Chief Financial Officer

XRS Corporation

965 Prairie Center Drive

Eden Prairie, Minnesota, 55344

(952) 707-5600

(Name, address, and telephone number of agent for service)

Copies of Communications to:

Joshua L. Colburn

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Telephone: (612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of XRS Corporation (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-195832	May 9, 2014	XRS Corporation 2007 Long-Term Incentive and Stock Option Plan	2,450,698
333-158785	April 24, 2009	Xata Corporation 2007 Long-Term Incentive and Stock Option Plan	1,804,000
333-140741	February 15, 2007	Xata Corporation 2007 Long-Term Incentive and Stock Option Plan	500,000
		Employee Stock Awards	412,593
		Employee Non-Qualified Stock Options	150,000
333-132247	March 7, 2006	Xata Corporation 2002 Long-Term Incentive and Stock Option Plan	500,000
333-113025	February 23, 2004	Xata Corporation 2002 Long-Term Incentive and Stock Option Plan	350,000
		Directors Warrants	46,419
333-85584	April 5, 2002	Xata Corporation 2002 Long-Term Incentive and Stock Option Plan	400,000
333-59214	April 19, 2001	Xata Corporation 2001 Interim Incentive and Stock Option Plan, as amended	190,000
333-28337	June 3, 1997	Xata Corporation 1991Long-Term Incentive and Stock Option Plan	225,000

In addition to the foregoing registration statements, this Post-Effective Amendment also removes from registration all shares of common stock registered under Registration Statements No. 333-03670; 33-94006; 33-89222; and 33-74148, each on Form S-8 and for which detailed information is not available.

On August 29, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amundsen Holdings, LLC (together with is successors and assigns, “Parent”) and Amundsen Merger Sub Corp. (together with is successors and assigns, “Merger Sub”), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, on October 31, 2014, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on November 11, 2014.

XRS CORPORATION

By:	/s/ Jordan Copland
Name:	Jordan Copland
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.